                          LICENSE AND SUPPLY AGREEMENT


         THIS AGREEMENT is made July 9, 1999 (the "Effective Date") by and between STMicroelectronics, Inc., a Delaware corporation, having its principal place of business at 1310 Electronic Drive in Carrollton, Texas (hereinafter referred to as "ST"), and Tripath Technology, Inc., a California corporation having its principal place of business at 3900 Freedom Circle, Suite 200, Santa Clara, CA 95054 (hereinafter referred to as "Tripath").

                                    RECITALS

         WHEREAS, ST is a global, independent semiconductor company which designs, develops, manufactures and markets a broad range of integrated circuits and discrete devices based on semiconductors used in a wide variety of microelectronics applications, including telecommunication systems, computer systems, consumer products, automotive products and industrial automation and control systems.

         WHEREAS, Tripath is a semiconductor company with expertise in power processing, digital and analog signal processing and communications system design, with application in a variety of markets, including audio signal processing, communications, motor control and power processing in general.

         WHEREAS, ST desires to license from Tripath the MSP core for use in integrated circuits to be sold to customers.

         WHEREAS, Tripath desires ST to manufacture for Tripath integrated circuits.

         NOW, THEREFORE, in furtherance of the foregoing Recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties agree as follows:

                                    Section 1

                                   DEFINITIONS

         1.1 Unless the provisions of this Agreement otherwise provide, the following capitalized terms used in this Agreement shall have the meaning set out below.

                  (a) "AGREEMENT" shall mean the present agreement, together with all Appendices hereto, as same may be hereafter amended, modified or supplemented from time to time in accordance herewith.

                  (b) "AFFILIATES" shall mean an entity controlling, controlled by, or under common control, now or hereafter, with ST. For purposes of this definition "control" shall mean ownership of greater than 50% of the voting rights of such entity.

                  (c) "CONFIDENTIAL INFORMATION" shall mean the terms of this Agreement as set forth in Section 8.5 as well as any proprietary information and data of either Party contained in written or tangible form which is marked as "Internal Use Only", "Proprietary", "Confidential", or with similar words. One Party's ("DISCLOSING PARTY") Confidential Information shall also include its information and data orally disclosed to the other Party ("RECEIVING PARTY") if a reasonable summary of same is reduced to a writing marked as "Proprietary", "Confidential", or with similar words; and such writing is delivered to the Receiving Party within thirty (30) days of the first disclosure to the Receiving Party. However, Confidential Information shall not include any data or information which:

                               (i) is or becomes publicly available through no
fault of the Receiving Party;

                               (ii) is already in the rightful possession of the
Receiving Party prior to its receipt of such data or information;

                               (iii) is independently developed by the Receiving
Party without use of or reference to the Disclosing Party's Confidential Information;

                               (iv) is rightfully obtained by the Receiving
Party from a third party that does not have a duty of confidentiality to the Disclosing Party; or

                               (v) is disclosed with the written consent of the
Party whose information it is.

Without limiting the foregoing, the MSP and the Licensed MSP Design are and shall be Tripath's Confidential Information.

                  (d) "DEVICE" shall mean a single package into which the MSP and POS manufactured by ST and/or the Affiliates will be housed.

                  (e) "DESIGN KIT" shall mean a kit containing design-tool specific, machine-readable representations of an ST process.

                  (f) "DIE" shall mean a semiconductor die ordered by Tripath hereunder.

                  (g) "EFFECTIVE DATE" shall mean the date of this Agreement as indicated above.

                  (h) "IMPROVEMENT" means any modification, enhancement, upgrade, extension, addition or improvement to the Licensed MSP Design.

                  (i) "INTELLECTUAL PROPERTY RIGHTS" means all rights in, to or arising out of: (i) any U.S., international or foreign patent or any application therefor and any and all reissues, divisions, continuations, renewals, extensions, re-examinations and continuations-in-part thereof; (ii) trade secrets; (iii) copyrights, copyright registrations, mask works, mask work registrations, and applications therefor in the U.S. or any foreign country, and all other rights corresponding thereto throughout the world; (iv) moral rights; and (v) any other proprietary rights anywhere in the world similar to those described in this definition.

                  (j) "LICENSED MSP DESIGN" means a circuit design, created by Tripath pursuant to this Agreement, for the MSP that conforms to the HCMOS 6 Process design rules or the design rules for other processes that are derivative of the HCMOS 6 Process.

                  (k) "LICENSED PRODUCT" means an integrated circuit, chip or chipset (i) either (1) having a power output stage capable of amplifying only audio signals to a total output power of twenty-five (25) watts (RMS) or less per channel, when measured at ten percent (10%) total harmonic distortion into a four (4)-ohm resistive load or (2) subject to the provisions of Section 2.2(b), and (ii) having significant functionality in addition to the Licensed MSP Design contained therein. Notwithstanding the foregoing, a "Licensed Product" shall not include any circuit, chip or chipset that is sold as a component of or otherwise a part of any other product.

                  (l) "MSP" shall mean the Mixed Signal Processor that is the property of Tripath and is described on Exhibit A attached hereto.

         "MSP Active Area" means the area of a semiconductor chip comprising one or more instances of the Licensed MSP Design or portions thereof.

                  (m) "NET SALES PRICE" means, except as set forth below in this definition with respect to ST's authorized distributors listed in Exhibit B (the "Authorized Distributors"), the actual amounts received by ST from the customers less returns, shipping charges, taxes or duties. When the customer is an Authorized Distributor, Net Sales Price means ST's price to such distributor net of price protection adjustments and the items referenced above.

                  (n) "PARTIES" shall mean ST and Tripath.

                  (o) "PARTY" shall mean one of the Parties.

                  (p) "POS" shall mean the power output stage referred to as Thunder 1 and is described on Exhibit C attached hereto which is currently manufactured by ST and the Affiliates.

                  (q) "PROCESSES" shall have the meaning set forth in Section
3.1.

                  (r) "PURCHASE ORDER" means a binding purchase order for the purchase and sale of semiconductor wafers fabricated using a Process.

                  (s) "TERM" has the meaning set forth in Section 10.1.

                  (t) "TOTAL ACTIVE AREA" means the total area of a semiconductor chip, excluding that portion of such total area comprised of memory or power circuits. As used in the foregoing sentence, a "power circuit" is any circuit whose output power at any time is greater than one (1) watt.

         1.2 APPENDICES. The appendices hereto shall be taken, read and construed as essential parts of this Agreement and are herein incorporated by reference.

         1.3 INTERPRETATION. The headings in this Agreement are inserted for convenience of reference only and shall not be taken, read and construed as essential parts of this Agreement. Words applicable to natural persons include any body of persons, company, corporation, firm or partnership, corporate or incorporate, and vice versa. Words importing the masculine gender shall include the feminine and neuter genders, and vice versa. Words importing the singular number shall include the plural number, and vice versa. As used herein, "including" is not intended to be exclusive and means "including, without limitation."

                                    Section 2

                                    LICENSING

         2.1      LICENSE GRANTS.

                  (a) Subject to all the terms and conditions of this Agreement, Tripath hereby grants to ST and the Affiliates a worldwide, perpetual, nonexclusive, royalty-bearing, nontransferable, nonsublicensable license to use all of Tripath's Intellectual Property Rights in the Licensed MSP Design, and any Improvement of it delivered to ST pursuant to Section 2.7, to make, have made, use, sell, offer for sale and import Licensed Products.

                  (b) Subject to all the terms and conditions of this Agreement, Tripath hereby grants to ST and the Affiliates a worldwide, perpetual, nonexclusive, royalty-bearing, nontransferable, nonsublicensable license to use Tripath's Intellectual Property Rights in the POS, to make, have made, use, sell, offer for sale and import the POS.

         2.2      ASPECTS OF USE.

                  (a) Notwithstanding any other provision of this Agreement, ST has a license hereunder to sell or otherwise distribute any integrated circuits containing the Licensed MSP Design or any part thereof, where:

                               (i) each such integrated circuit contains a POS
that can deliver up to twenty-five (25) watts per channel (RMS), when measured at ten percent (10%) total harmonic distortion into a four (4)-ohm resistive load, or;

                               (ii) each such integrated circuit contains no
power output stage and each such integrated circuit is sold or provided, as the case may be, along with one or more other integrated circuits that contain a POS capable of delivering up to twenty-five (25) watts per channel (RMS), when measured at ten percent (10%) total harmonic distortion into a four (4)-ohm resistive load.

                  (b) Notwithstanding any other provision of this Agreement, ST shall not sell or otherwise provide to any third party any die, chip, chipset or other product (i) intended to be compatible with a Licensed Product or the MSP and (ii) capable of outputting more than twenty-five (25) watts per channel
(RMS), when measured at ten percent (10%) total harmonic distortion into a four
(4)-ohm resistive load, except under the following condition:

                               (i) If, a customer of ST requests a solution of
greater than 25 watts per channel (RMS), when measured at (10%) total harmonic distortion into a four (4)-ohm resistive load, ST shall direct such customer to Tripath for purposes determining whether Tripath will fulfill the required power output requirement for that customer. Subject to agreement between Tripath and the customer, Tripath will sell the power solution to that customer and recognize the revenue generated from the sale. Should Tripath be unable or unwilling to satisfy the customer's request, then;

                               (ii) Tripath and ST will cooperate to develop a
POS solution to satisfy the customer's needs, which will then be manufactured by ST and sold to the customer by Tripath. Should the customer desire to purchase this newly developed POS from ST, then ST will pay royalties to Tripath at the same rate as paid for the associated MSP-enabled device;

                               (iii) If the customer desires or intends to use
their own proprietary POS and/or a third party-supplied POS, then ST will inform the final customer of the need to negotiate with Tripath a license agreement for the use of the MSP in connection with such customer's POS, and Tripath will negotiate in good faith a reasonable license agreement.

         2.3      LICENSE BACK.

                  (a) From time to time during the Term, but not less often than once every six (6) months, ST shall deliver to Tripath documents and other materials describing and explaining all Improvements since the last such delivery, or, in the case of the first such delivery, since the Effective Date (all such documents and materials, the "IMPROVEMENT MATERIALS").

                  (b) ST hereby grants to Tripath a worldwide, perpetual, nonterminable, irrevocable, royalty-free, fully sublicensable, transferable license under all ST's existing and future Intellectual Property Rights in and to such Improvements and the Improvement Materials (i) to make, have made, use, sell, offer for sale and import any product and practice any process and (ii) to use, copy, make derivative works of, distribute, publicly display and publicly perform the Improvement Materials.

         2.4 PORT. Tripath agrees to port the MSP to ST's manufacturing process (HCMOS 6, 0.35mu) to create the Licensed MSP Design. ST shall pay to Tripath the actual engineering expenses in connection therewith, including cost of materials and labor at Tripath's then-current rates, for a maximum of US$300,000. All costs associated with prototypes will be borne and paid for by ST. Further, Tripath will deliver to ST all test data, information Tripath may possess relative to the Licensed MSP Design and needed by ST to manufacture (including generating the masks) the Licensed Product without having to perform any further design or development with respect to the Licensed MSP Design. Such delivery shall be made within reasonable period of time from the date of the creation of such Improvement. Tripath shall pay ST for engineering design services at the same rate paid by ST for design services provided by Tripath if (i) such services by ST are requested by Tripath, (ii) are not related to Licensed Products and (iii) are not of the type normally provided by ST in connection with standard design reviews.

         2.5 ASSISTANCE. Tripath agrees to use commercially reasonable efforts to train ST's employees to use the Licensed MSP Design, and to comment on the content of any documentation provided with the Licensed MSP Design. The number of ST's and the Affiliates' employees and the description of the training to be provided will be reasonably agreed by the Parties. Tripath will also provide to ST and the Affiliates a reasonable amount of technical assistance related to the use of the Licensed MSP Design by telephone, facsimile, and/or electronic mail. Such assistance will be available Monday through Friday from 8:30 a.m. to 6:00 p.m. Pacific time, excluding Tripath's holidays. The Parties agree that a reasonable cost for such training and support as agreed upon will be paid for by ST from time to time promptly following the provision of such training or support.

         2.6 DESIGN KIT. ST hereby grants to Tripath a non-exclusive, transferable, non-sublicensable, royalty-free license during the term of this Agreement under all ST's existing and future Intellectual Property Rights in the Design Kit to design integrated circuits to be fabricated by ST using one of the Processes and dispose of such integrated circuits in Tripath's sole discretion. Pursuant to this license, Tripath can copy or translate the Design Kit's machine-readable portion into any machine-readable or printed form to provide sufficient copies only to support the use of the Design Kit. Tripath cannot (i) reverse assemble or reverse compile any portion of any machine-readable representation of the Design Kit elements, (ii) make the Design Kit available to a network accessible by persons outside of Tripath's organization or otherwise distribute the Design Kit to any other persons, (iii) use the Design Kit or any portions of it to design any semiconductor product except for semiconductor products to be manufactured solely by ST.

         2.7 MODIFICATIONS TO MSP. (a) During the Term, with respect to Improvements created by Tripath useful in connection with the amplification of audio signals, other than those Improvements whose creation was fully paid for by a third party, if, following notification of ST that such Improvements exist, ST notifies Tripath in writing that ST wishes to receive such Improvements, then, within nine (9) months from Tripath's delivery of the relevant Improvement to a third party, Tripath shall port such Improvement to the 0.35 micron HCMOS 6 process and deliver to ST a revised Licensed MSP Design containing such Improvement. ST shall pay to Tripath, within thirty (30) days of invoice by Tripath, the actual engineering expenses in connection with the port of such Improvements to the 0.35 micron HCMOS 6 process, including cost of materials and labor at Tripath's then reasonable current rates.

                  (b) From time to time during the Term, ST may request Tripath to make reasonable Improvements to the Licensed MSP Design. If Tripath, chooses, in its sole discretion, to make such Improvements, Tripath shall do so and ST shall pay to Tripath, within thirty (30) days of invoice by Tripath, the actual engineering reasonable expenses in connection therewith, including cost of materials and labor at Tripath's then-current rates. If Tripath chooses, in its sole discretion, not to make such Improvements, (i) Tripath shall promptly deliver to ST engineering documentation reasonably necessary to permit skilled engineers to make such Improvements, (ii) ST shall use such documentation to make such Improvements and for no other purpose and (iii) Tripath shall have no obligation to make such Improvements. All such documentation shall be considered Tripath's Confidential Information hereunder.

                                    Section 3

                                  MANUFACTURING

         3.1 DESIGN RULE DELIVERY. To the extent ST has not already done so prior to the Effective Date, ST shall deliver to Tripath, upon Tripath's request, design rules for the following ST semiconductor fabrication processes: BCD III, BCD 100/120, BCD 170, BCD V, HCMOS 5 (0.5 micron) and HCMOS 6 (0.35 micron) (collectively, the "PROCESSES"). For the duration of the Term, ST shall deliver to Tripath all Upgrades, including revised design rules and relevant documentation, if any, therefor upon development of such upgrades. For purposes of this Section 3.1 only, "Upgrade" means any modification, improvement, upgrade or enhancement to any of the Processes. ST shall use reasonable commercial efforts to provide Tripath with information on and access to additional relevant processes as ST develops them. As reasonably requested by Tripath, ST shall manufacture products under such additional processes on the terms and conditions set forth herein.

         3.2 SALE OF DICE. In accordance with the terms and conditions set forth in Exhibit D, and the provisions of this Section 3, ST shall manufacture or have manufactured and sell to Tripath, and Tripath agrees to buy from ST, semiconductor dice manufactured using the appropriate available Processes, Tripath shall pay ST for dice purchased hereunder within thirty
(30) days of Tripath's receipt of an invoice therefor. Such dice shall be for products useful in connection with power processing, digital and analog signal processing, communications systems or derivative or related areas that Tripath may enter in the future.

         3.3 THREE-YEAR FORECAST. Prior to submitting to ST a Purchase Order for the manufacture of a particular device, Tripath shall submit to ST a good faith, non-binding, three (3)-year forecast of the unit volume of such device that Tripath anticipates ordering from ST hereunder.

         3.4 DEVICE SALES. In the event the Parties agree that ST shall manufacture and sell Devices to Tripath, Tripath will provide and deliver free of charge to ST the MSP dice needed to meet Tripath's Device orders hereunder. WITH RESPECT TO THE MSP DICE PROVIDED BY TRIPATH, ST AND THE AFFILIATES DISCLAIM ALL AND ANY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. ST SHALL NOT BE LIABLE FOR ANY DAMAGES WHATSOEVER CAUSED TO TRIPATH OR ANY THIRD PARTIES SOLELY BY THE MSP DICE PROVIDED BY TRIPATH TO BE INCORPORATED IN THE PRODUCT AS SET FORTH IN
SECTION 3.2 ABOVE. In the event of any conflicts, discrepancies between this disclaimer and any terms and conditions set forth in Appendix D, the disclaimer shall prevail.

         3.5 ST has the option to purchase from Tripath, on and in accordance with reasonable procedures, terms and conditions to be negotiated by the Parties and substantially similar, where appropriate, to the terms and conditions for the sale of Dice to Tripath hereunder, tested MSP dice supplied in wafer form manufactured by a foundry company used by Tripath. In order for ST to exercise its option it shall inform Tripath fifteen (15) days in advance. The prices to be paid by ST to purchase the tested MSP dice are:

                           $1.25 per die for the first million dice.

                           $1.10 per die for the next one million dice.

                           $1.00 per die for the next one million dice.

                           $0.90 per die for all dice beyond three million.

         3.6      RESTRICTIONS ON USE OF MSP DICE. Except as provided in
Section 2.2, ST shall not sell or otherwise provide any MSP die sold to ST hereunder to any third party except as incorporated into single-chip integrated circuit amplifiers capable of amplifying only audio signals to a total output power of twenty-five (25) watts (RMS) or less per channel, when measured at ten percent (10%) total harmonic distortion into a four (4)-ohm resistive load.

         3.7 DIE PRICING. The price to be paid by Tripath for the purchase of Dice hereunder fabricated using a particular Process, until adjusted in accordance herewith, shall be:

         (X) the wafer cost shown below for wafers manufactured using such Process divided by

         (Y) the product of:

                  (A) the relevant EWS Die Yield (as such term is defined in
                      Schedule 5 to Exhibit D) times

                  (B) the relevant Gross Die Per Wafer(as such term is defined in Schedule 5 to Exhibit D).

                           process technology BCD III                           $825 per wafer (6").

                           process technology BCD 100/120                       $825 per wafer (6").

                           process technology BCD 170                           $825 per wafer (6").

                           process technology BCD V                             $1,155 per wafer (6").

                           process technology HCMOS 5 (0.5 micron)              $1,900 per wafer (8").

                           process technology HCMOS 6 (0.35 micron)             $2,300 per wafer (8").


         3.8 PRICING ADJUSTMENTS. The dice sold hereunder are priced to include twenty-three (23) masking level processes. If Tripath orders dice that require an increase or decrease in the number of masking level processes, the Parties shall negotiate in good faith to adjust the pricing accordingly.

         3.9 BEST CUSTOMER FOR DIE SALES AND PACKAGING SERVICES. Under substantially the same terms and conditions and for the same quantities of products fabricated using the same Process, ST will treat Tripath as a best customer, including giving Tripath best pricing and with respect to Dice supply. With respect to the semiconductor packaging services described in Section 3.11, under substantially the same terms and conditions and for the same quantities of products and for the same packaging, ST will treat Tripath as a best customer, including giving Tripath best pricing and with respect to availability of services.

         3.10 VOLUME PRICING DISCOUNT. The prices payable by Tripath to ST hereunder for the purchase of Dice, including as adjusted pursuant to Sections
3.8 and 3.9, shall be reduced as follows:

                  (a) Following Tripath's payment hereunder of more than three million United States dollars (US$3,000,000.00) for Dice purchases and semiconductor packaging service fees, the prices for Dice purchases and the amounts of semiconductor packaging service fees shall be ninety-four percent (94%) of the prices and amounts otherwise due; and

                  (b) Following Tripath's payment hereunder of more than six million United States dollars (US$6,000,000.00) for Dice purchases and semiconductor packaging service fees, the prices for Dice purchases and the amounts of semiconductor packaging service fees shall be ninety percent (90%) of the prices and amounts otherwise due.

         3.11 SEMICONDUCTOR PACKAGING SERVICES. At Tripath's request, which request shall include a good-faith, non-binding three (3) year forecast of volume of packaging services to be requested by Tripath, ST shall package into chips, on terms and conditions agreed upon by the Parties, the Dice purchased by Tripath hereunder. In any event, the sale of the resulting chips will be made in accordance with the applicable terms and conditions set forth in Appendix D.

         3.12     ROLLING FORECAST.

                  (a) During the term of this Agreement, on or before the first day of each month, Tripath will provide to ST a twelve (12)-month rolling forecast (a "FORECAST") setting forth Tripath's estimated purchases of semiconductor Dice hereunder, by Process and by month.

                  (b) The first day of the first month of each Forecast shall be at least sixty (60) days following the date that ST receives such Forecast.

                  (c) Except with respect to the first Forecast provided hereunder, the first and second months of each Forecast shall be identical to the second and third months, respectively, of the immediately preceding Forecast.

                  (d) Except with respect to the first Forecast provided hereunder, the forecasted purchases of semiconductor Dice hereunder for each month of each Forecast, except as set forth in Section 3.12(c), shall be not more than one hundred ten percent (110%) of the amount forecasted for such month in the immediately preceding Forecast.

                  (e) Except with respect to the first Forecast provided hereunder, the forecasted purchases of semiconductor Dice hereunder for each month of each Forecast, except as set forth in Section 3.12(c), shall be not less than eighty percent (80%) of the amount forecasted for such month in the immediately preceding Forecast.

                  (f) Each Forecast submitted by Tripath to ST in accordance with the foregoing shall constitute a binding obligation on the part of Tripath to purchase, and a binding obligation on the part of ST to supply, the amount of semiconductor Dice forecasted to be purchased in the first three (3) months of such Forecast, in accordance with the schedule set forth therein.

                                    Section 4

                                    ROYALTIES

         4.1 ROYALTY PAYMENTS. Within thirty (30) days of the last day of each calendar quarter, ST shall pay to Tripath a royalty (a "ROYALTY") on each Licensed Product, including, for the avoidance of doubt, each POS or functional equivalent thereof associated therewith, sold by ST and/or any Affiliate during such quarter to a third party, including any ST Distributor (for the avoidance of doubt, Tripath and Affiliates are not a third party). The Royalty shall be equal to a fraction of the aggregate Net Sale Price of Licensed Products, POSs and functional equivalents thereof sold by ST during such quarter, which fraction is equal to the product of K TIMES Ratio; where:

                  (a)      "K" is equal to:

                               (i) 0.25, for each of the first one million
(1,000,000) Licensed Products sold by ST;

                               (ii) 0.22, for each of the next two million
(2,000,000) Licensed Products sold by ST;

                               (iii) 0.20, for each of the next three million
(3,000,000) Licensed Products sold by ST;

                               (iv) 0.17, for each of the next four million
(4,000,000) Licensed Products sold by ST; and

                               (v) 0.15, for each Licensed Product sold by ST in
excess of ten million (10,000,000) Licensed Products; and

                  (b) "RATIO" is equal to the greater of (i) the MSP Active Area of the semiconductor chip of such Licensed Product that contains the Licensed MSP Design or a portion thereof DIVIDED by the Total Active Area of such semiconductor chip or (ii) 0.20.

         4.2 FOUR-YEAR CLOCK. ST shall have no obligation to pay Royalties with respect to a particular Licensed Product following the fourth (4th) anniversary of ST's first customer shipment in commercial quantities of such Licensed Product. For purposes of the foregoing, a first Licensed Product shall be considered different from a second Licensed Product if: (i) the GDSII database for such first Licensed Product, or another mutually-agreed upon database, differs by more than twenty percent (20%) from that of such second Licensed Product in terms of the number of masking layer changes or product design content; or (ii) the product is designated as having a new product designator number.

         4.3 PROTOTYPES. Tripath shall not owe any payments to ST for costs incurred in the development and production of prototype Licensed Products not requested or ordered by Tripath.

         4.4 AUDIT. During the Term and for six (6) months thereafter, ST shall maintain a complete, clear, accurate record, adequate to verify each report and payment of Royalties due hereunder, of the number and type of Licensed Products, POSs and functional equivalents thereof sold or distributed by ST. To ensure compliance with the terms of this Agreement, not more frequently than once annually during the time ST is required to make royalty payments to Tripath and for one year thereafter, Tripath shall have the right to have an inspection and audit of all of the relevant accounting and sales books and records of ST conducted at the offices indicated by ST by an independent certified public accountant reasonably acceptable to both Parties. Such audit shall be conducted during regular business hours and in such a manner as not to interfere with ST's normal business activities. The auditors will report to Tripath only whether the royalties paid to Tripath by ST were or were not correct, and if incorrect, what are the correct amounts for the royalties. ST shall be supplied with a copy of or sufficient extracts from any report prepared by the auditors. The results of the audit shall (in the absence of clerical or manifest error) be final and binding on the Parties. If such inspections should disclose any underreporting, ST shall promptly pay Tripath such amount, together with interest thereon at the rate of one and a half percent (1 1/2%) per month or the highest interest rate allowed by law, whichever is lower, from the date on which such amount became due to Tripath from ST, and if the underreporting is more than five percent (5%) of the amounts paid to Tripath for the audited period, then ST shall also reimburse Tripath for the reasonable costs of the audit.

         4.5 PAYMENT MECHANICS. All Royalties shall be paid to Tripath in United States dollars, at the bank account indicated by Tripath.

         4.6 REPORTS. Within thirty (30) days of the last day of each calendar quarter, ST will provide to Tripath a written report indicating the total amount of Licensed Products, POSs and functional equivalents thereof sold by ST during such quarter.

                                    Section 5

                                    MARKETING

         5.1 JOINT ACTIVITY. Following the Effective Date, the Parties shall jointly issue a press release that (i) indicates ST's endorsement of Tripath's "Class-T" technology and (ii) announces that the Parties have entered into a licensing and Dice supply arrangement. Following the Effective Date, the Parties shall commence a press tour and a press campaign that publicizes the contents of such press release. Following the Effective Date, the Parties will discuss in good faith ST's branding of Licensed Products and associated collateral materials with Tripath's trademarks.

                                    Section 6

                                 INDEMNIFICATION

         6.1 TRIPATH INDEMNITY. Tripath shall indemnify and hold ST, the Affiliates and their respective officers, directors, and employees (hereafter referred individually or collectively as "ST Indemnitees") harmless and shall pay all costs, damages, and reasonable attorneys' fees and expenses resulting from any suit, claim, demand or action against ST Indemnitees by a third party based upon a finding that any Intellectual Property Rights owned or controlled by Tripath in the Licensed MSP Design (including in any Tripath Improvement of it), or in the POS, and licensed to ST and the Affiliates pursuant to Section 2 infringes the Intellectual Property Rights of a third party (an "ST Claim"), provided that:

                  (a) ST or an Affiliate gives written notice to Tripath within ten (10) business days of notice of such ST Claim;

                  (b) ST allows Tripath, at its expense through attorneys of its own choice, to exclusively defend, control the defense of or settle such ST Claim; and

                  (c) ST and each Affiliate cooperate with Tripath in all reasonable aspects in such investigation and defense, and is reimbursed for all the reasonable costs incurred in cooperating with such investigation and defense.

         6.2 ST INJUNCTION. If, as a result of an ST Claim, ST Indemnitees are enjoined from using the Licensed MSP Design or the POS in accordance with the license granted in Section 2, Tripath shall, at its election, either (i) procure for ST Indemnitees the right to continue to use the Licensed MSP Design and the POS in accordance with the license granted in Section 2; (ii) modify the Licensed MSP Design (including any Improvements) or the POS such that it is non-infringing while still meeting the same functional specifications; or (iii) if each of the foregoing are commercially impracticable, terminate the license granted to ST upon written notice to ST.

         6.3 THIS Section 6 STATES THE ENTIRE LIABILITY OF TRIPATH AND THE EXCLUSIVE REMEDY OF ST WITH RESPECT TO INFRINGEMENT.

         6.4 ST INDEMNITY. ST shall indemnify and hold Tripath, its affiliates and their respective officers, directors, and employees (hereafter referred individually or collectively as "Tripath Indemnitees") harmless and shall pay all costs, damages, and reasonable attorneys' fees and expenses resulting from any suit, claim, demand or action (a "TRIPATH CLAIM") by a third party against Tripath Indemnitees based upon allegations that, if true, would constitute a breach of any representation or warranty set forth in Section 7.1, provided that:

                  (a) Tripath gives written notice to ST within ten (10) business days of notice of such claim;

                  (b) Tripath allows ST, at its expense through attorneys of its own choice, to exclusively defend, control the defense of or settle such claim; and

                  (c) Tripath cooperates with ST in all reasonable aspects in such investigation and defense, and is reimbursed for all the reasonable costs incurred in cooperating with such investigation and defense.

         6.5 ST INJUNCTION. If, as a result of a Tripath Claim, Tripath Indemnitees are enjoined from using the Design Kit, ST shall, at its election, either (i) procure for Tripath Indemnitees the right to use the Design Kit; (ii) modify the Design Kit such that it becomes non-infringing while still meeting the same functional specifications; or (iii) if each of the foregoing are commercially impracticable, terminate Tripath's right hereunder to use the Design Kit.

         6.6 THIS Section 6 STATES THE ENTIRE LIABILITY OF ST AND THE EXCLUSIVE REMEDY OF TRIPATH WITH RESPECT TO INFRINGEMENT.

                                    Section 7

                         WARRANTIES AND REPRESENTATIONS

         7.1 ST warrants and represents as follows:

                  (a) ST owns or controls the Design Kit and is free to disclose and license the same;

                  (b) there are currently, and at the latest at the Effective Date, no actions, suits or proceedings pending or, to the knowledge of ST, threatened against or affecting any Process or the Design Kit;

                  (c) there are no contracts, licenses, commitments, or other legal obligations affecting the Design Kit or any Process which are of such nature as to prevent or limit conducting this Agreement, or the granting of the rights granted to Tripath pursuant to this Agreement; and

                  (d) the Design Kit does not infringe any third-party Intellectual Property Rights.

         7.2      Tripath warrants and represents as follows:

                  (a) The MSP does not infringe any third-party Intellectual Property Rights;

                  (b) There are currently, and at the latest at the Effective Date, no actions, suits or proceedings pending or, to the knowledge of Tripath, threatened against or affecting the MSP; and

                  (c) There are no contracts, licenses, commitments, or other legal obligations affecting the MSP which are of such nature as to prevent or limit conducting this Agreement, or the granting of rights granted to ST pursuant to this Agreement.

         7.3 GENERAL WARRANTY. Each party represents and warrants to the other that: (i) all corporate action on the part of such Party, its officers, directors, and shareholders necessary for the authorization of this Agreement and the performance of all obligations of such Party hereunder has been taken; and (ii) this Agreement, when executed and delivered, will be a valid and binding obligation of such Party enforceable in accordance with its terms. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, WITH RESPECT TO ANY PRODUCT OR SERVICE PROVIDED OR LICENSED HEREUNDER, AND EACH PARTY HEREBY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF NONINFRINGEMENT OF THIRD PARTY RIGHTS, SATISFACTORY QUALITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                    Section 8

                                 CONFIDENTIALITY

         8.1 DISCLOSURE. The Receiving Party shall hold all Confidential Information of the Disclosing Party in confidence and not disclose the same to third parties and undertakes to use the same degree of care as it uses with respect its own information of a similar nature to avoid disclosing the Confidential Information received from the other party unless the Disclosing Party previously consented in writing to such disclosure.

         8.2 USE. The Parties shall not use the Confidential Information for another or other purposes than for the purpose of this Agreement.

         8.3 EMPLOYEES. Either Party may disclose any Confidential Information of the other only to its employees having the reasonable need for access to such Confidential Information in connection with or during the performance of this Agreement and the Parties shall ensure that such employees comply with the provisions of this Section 9.

         8.4 AFFILIATES. Notwithstanding any other provision of this Agreement, each Party may disclose the Confidential Information of the other Party to any of the Affiliates or to any of its subcontractors or agents on a "need to know" basis, and the such Party shall ensure that such Affiliates, subcontractors or agents comply with the provisions of this Agreement.

         8.5 CONFIDENTIALITY OF AGREEMENT. Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other's Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any form of public or commercial advertising without the prior written consent of the other Party; PROVIDED, however, that each Party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by law; (iii) to legal counsel of the Parties; (iv) in connection with the requirements of an initial public offering or securities filing or offering; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

         8.6 COMPELLED DISCLOSURE. If a Receiving Party believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may take steps to oppose such disclosure.

         8.7 RESIDUALS. Either Party's obligation of confidentiality under this Agreement shall not be construed to limit each Party's right to independently develop or acquire products without use of the other Party's Confidential Information. Each Party shall be free to use for any purpose the Residuals resulting from access to or work with the other Party Confidential Information. "Residuals" means information that is inadvertently retained in the unaided memory of any Personnel who have had access, as authorized in this Agreement, to the Confidential Information without conscious attempt by such individuals to memorize such information. The term "Residuals" does not include information, ideas, concepts, know-how or techniques that such persons know or should have reason to believe were acquired from access to the Confidential Information. However, the foregoing shall not be deemed to grant to a Party a license under the other Party's copyrights or patents.

         8.8 REMEDIES. Unauthorized use by a Party of the other Party's Confidential Information will diminish the value of such information. Therefore, if a Party breaches any of its obligations with respect to confidentiality or use of Confidential Information hereunder, the other Party shall be entitled to seek equitable relief to protect its interest therein, including injunctive relief, as well as money damages.

                                    Section 9

                                    LIABILITY

         9.1 CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS), CAUSED BY ANY BREACH OF ITS OBLIGATIONS TO THE OTHER ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT (INCLUDING NEGLIGENCE), EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         9.2 TOTAL LIABILITY. EACH PARTY'S TOTAL LIABILITY TO THE OTHER FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL NOT EXCEED ONE MILLION DOLLARS (US$1,000,000.00).

         9.3 FAILURE OF ESSENTIAL PURPOSE. The limitations specified in this
Section 10 shall survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

                                   Section 10

                              TERM AND TERMINATION

         10.1 TERM. This Agreement shall, unless earlier terminated as provided herein, remain in full force and effect during a period of three (3) years from its Effective Date (such period, the "TERM") and shall, unless either Party gives the other notice to the contrary, automatically renew for terms of one (1) year upon each expiration of the previous term.

         10.2 TERMINATION. Each Party may, at its discretion, upon written notice to the other party, and in addition to its rights and remedies provided under this Agreement and at law, terminate this Agreement in the event of a breach of the other Party of any material provision in this Agreement, and failure of such Party to cure such material default within sixty (60) days upon written notice thereof.

         10.3 SELL-OFF PERIOD. Notwithstanding any termination of the license to ST granted pursuant to Section 2.1, during the twelve (12)-month period thereafter, such license, and all the restrictions thereon set forth herein, shall be deemed to be in force and effect with respect to ST's work-in-progress and inventory of Licensed Products existing as of the time of such termination.

         10.4 SURVIVAL. The provisions of Sections 1, 2.2, 2.3(b), 4, 6, 7, 8, 9, 10 and 11 shall survive any termination or expiry of this Agreement. Any perpetual licenses granted hereunder shall survive the expiration of the Term.

                                   Section 11

                               GENERAL PROVISIONS

         11.1 During the pendency of any Tripath bankruptcy or insolvency, Tripath's payment for its purchase of Dice hereunder shall automatically be governed by "cash on delivery" and not "net 30 days" terms.

         11.2 This Agreement shall be construed under and governed by the laws of the State of Texas and the United States of America. The Parties disclaim the application to this Agreement of the United Nations Convention on the International sale of Goods.

         11.3 This Agreement, in whole or in part, shall not be assigned to a third party without prior written consent of the other Party (which shall not be unreasonably withheld). In the event that this Agreement is assigned effectively to a third party, this Agreement shall bind the successors and assigns of the Parties hereto. Notwithstanding the foregoing, (i) either Party is entitled to assign this Agreement in connection with a merger, consolidation, liquidation, dissolution, change of control or sale of substantially all of the assets of such Party to which this Agreement relates to any third party, and (ii) ST is entitled to assign this Agreement to any Affiliates, provided that the assignee so notifies the non-assigning Party in writing and agrees to assume all of the obligations of the assigning Party under this Agreement.

         11.4 Tripath acknowledges that ST conducts its business in whole or in part through the Affiliates. Accordingly, Tripath agrees that the rights and benefit granted by Tripath through this Agreement shall inure to ST and the Affiliates.

         11.5 Neither Party shall be liable to the other Party for failure of or delay in performance of any obligation under this Agreement, except for an obligation to pay money directly or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike and other like events beyond its reasonable control. In the event that such failure or delay occurs, the affected Party shall notify the other Party of the occurrence thereof as soon as possible and the Parties shall discuss the best way to resolve the event of force majeure.

         11.6 All notices provided for in connection with this Agreement shall be given in writing and shall be effective (i) upon receipt, when served by personal delivery; or (ii) on the third day following the date of transmittal when transmitted by express mail; or (iii) on the 7th day following the date of mailing when sent by registered airmail of the sender's country with postage prepaid, addressed to the Party as follows, or to a changed address as the Party shall have specified by prior written notice:

         ST: STMicroelectronics Inc. at 1310 Electronics Drive Carrolton, TX 75006 USA, Attention: General Counsel;

         Tripath: Tripath Technology, Inc. at 3900 Freedom Circle, Suite 200, Santa Clara, CA 95054, Attention: Chief Executive Officer, with a copy to Selwyn
B. Goldberg, Esq., Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304.

         11.7 No Waiver. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

         11.8 If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement, provided that, if any restriction on any license granted to ST hereunder becomes unenforceable or invalid, such license shall immediately terminate.

         11.9 No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by respective authorized representatives of the Parties.

         11.10 No employment, agency, trust, partnership or joint venture is created by, or shall be founded upon, this Agreement. Each Party further acknowledges that neither it nor any Party acting on its behalf shall have any right, power or authority, implied or express, to obligate the other Party in any way.

         11.11 This Agreement, along with the Exhibits hereto and their Schedules, which are hereby incorporated herein by reference, constitutes the entire agreement between the Parties and supersedes all prior proposal(s) and discussions relative to the subject matter of this Agreement and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter of this Agreement other than as expressly provided herein. The terms and conditions contained herein and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties and shall supersede all previous communications either oral or written, in particular the term sheet signed as of February 16, 1999 between the Parties with respect to the subject matter hereof. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement.

                            *** End of Agreement ***

         IN WITNESS THEREOF, the Parties hereto have executed this Agreement on the Effective Date.


STMICROELECTRONICS INC.                TRIPATH


----------------------------           ---------------------------------------
Angelo Ugge                            Andreas Melder


----------------------------           ---------------------------------------
General Manager, TPA America           Director, Business Development

/s/ [ILLEGIBLE]                        /s/ [ILLEGIBLE]
----------------------------           ---------------------------------------
Signature                              Signature

Exhibit A

MSP Description

         The MSP is a mixed signal processor internally known at Tripath as a "kauai3." It includes the following major blocks:

                The core processor, including
                     dithering means
                     clocking means
                     integration means
                     overload sensing means
                     comparing means
                     qualification logic means
                     stabilization means
                     mute control
                     delay compensating means
                break before make logic
                under/over voltage protection circuitry
                over current circuitry
                bandgap + biasing
                single ended to differential converting circuitry volume control
                8 bit ADC
                speaker detect
                headphone/lineout amplifier
                input limiting circuitry
                I(2)C interface
                digital inputs
                mute in silence circuitry
                minimum transition enforcement
                DC offset trim
                delay centering
                BBM distortion correction
                Overcurrent limiting
                power supply protection pin

Exhibit B

Authorized ST Distributors

         Those third parties indicated as "Authorized ST Distributors" on ST's World Wide Web site located at www.st.com.

Exhibit C

POS Description

         The circuit known internally at Tripath as "Thunder1" consisting of:

         2 bridged DMOS FET output stages (4 DMOS transistors/stage) Over current protection to ground or speaker short.
         Over temperature protection circuit.
         MUTE and SLEEP functions.
         Charge pump to drive N-channel top side DMOS output FETs. 5V linear regulator.
         Built in feedback resistors for interface to the MSP.
         Built In a 16V SGS BCD3 process.

                                    EXHIBIT D
                      TERMS AND CONDITIONS OF WAFER SUPPLY

                                    Section 1
                          CONSTRUCTION AND DEFINITIONS

         1.1 CONSTRUCTION. Unless noted to the contrary, all references in this Exhibit to "Sections" or "Schedules" refer to the sections and schedules, respectively, of this Exhibit.

         1.2      DEFINITIONS.

                  (a) "PRODUCTS" means finished die on probed and inked silicon wafers manufactured using a Process.

                  (b) Capitalized terms used but not defined in this Exhibit have the meaning therefor set forth in the Agreement.

                                    Section 2
                             MANUFACTURE AND SUPPLY

         2.1 Product.

                  (a) WORK-IN-PROCESS REPORTING. ST shall provide Tripath with work-in-process ("WIP") reports on a weekly basis for all the products in development (MAT 20 or lower). WIP reports shall be sent via e-mail or facsimile. The WIP reports shall state the type and quantity of Products at each stage of the diffusion process.

         2.2      PROTOTYPE AND VOLUME PRODUCTION.

                  (a) LOTS. Tripath shall order Products in lots as specified below:

                               (i) Tripath may order prototype lots when Tripath
seeks Qualification (as defined in 2.5 of this Exhibit) of a Product not previously manufactured by ST (a "NEW PRODUCT") in accordance with 2.5(a) of this Exhibit, or seeks to otherwise improve functionality and yield, or to make any other engineering changes ("PROTOTYPE PRODUCTION PRODUCTS"). A prototype lot shall contain the number of dice set forth in Schedule 1 hereto. New Products shall be `sample' Products until qualified for Volume Production (as defined in 2.2(b) of this Exhibit) by written notice to ST from Tripath in accordance with
2.5 of this Exhibit.

                               (ii) Tripath may require ST to hold Prototype
Production Products at the Poly and/or Metal I layers stage of process.

                               (iii) During Prototype Production, ST shall
provide process splits (i.e., modify Products at a particular step in fabrication) in order for Tripath to evaluate variations within the specifications for each process.

                  (b) VOLUME PRODUCTION. Upon Qualification of a Product, Tripath may order such Product hereunder in volume production lots (and thereafter such Product will be deemed to be in "VOLUME PRODUCTION"). A Volume Production lot shall contain the number of dice indicated in Schedule 1 hereto. ST shall ship monthly order quantities consistent with the relevant purchase order, and shall provide process control monitor ("PCM") test results and process data results with each shipment.

                  (c) LINEAR MANUFACTURE. ST shall use its reasonable efforts to evenly distribute the manufacture of Products throughout each month (i.e., ST shall start and complete Products linearly).

                  (d) LOW LINE YIELD ON VOLUME PRODUCTION. For Volume Production Products, if the output per lot (i.e., manufacturing line yield) which meets the inspection and test criteria described in 2.6 of this Exhibit is less than the percentage of input quantity indicated in Schedule 1 hereto, ST shall inform Tripath of the manufacturing line yield within a reasonable time. ST shall, at ST's expense, replace Products lost to low line yield upon Tripath's request. Tripath may request priority processing for such replacement Products.

         2.3      SUPPLY COMMITMENTS AND FORECAST.

                  (a) PURCHASE ORDERS. All purchases under this Agreement shall be initiated by a Tripath forecast as set forth in Section 3.12(f) of the Agreement. This Agreement does not constitute a purchase order for Products and nothing contained herein authorizes ST to manufacture Products for Tripath before receiving such a forecast from Tripath. Forecasts delivered to ST under the Agreement shall state unit quantities, unit descriptions, requested delivery dates (in accordance with 2.4(a) of this Exhibit) and shipping instructions. No terms or conditions contained in any such forecast or any confirmation thereof shall add to or vary any term or condition of this Agreement, and all such terms and conditions in each such forecast and confirmation are hereby rejected by the Parties.

                  (b) ACKNOWLEDGEMENT. ST shall accept all Product purchase orders which are consistent with the current Forecasts. ST shall deliver a written acknowledgement of the purchase order within three (3) working days of receipt of the purchase order. ST's failure to deliver such an acknowledgement shall be deemed an acceptance of the purchase order. No terms or conditions contained in any such acknowledgement shall add to or vary any term or condition of this Agreement, and all such terms and conditions in each such acknowledgement are hereby rejected by Tripath.

                  (c) CANCELLATION. Purchase orders confirmed by Tripath are firm and noncancellable. ST will not accept cancellations or reschedule of orders, other than for default of ST or upon payment of all ST's costs incurred for, and reasonably allocated to, the portion of the work already terminated and/or work in progress, in accordance with generally accepted accounting principles, and together with gross profit to ST at the rate included in the prices set forth in the Agreement.

         2.4      CERTAIN OTHER TERMS.

                  (a) DELIVERY. All sales are F.O.B. point of shipment. Title and risk of loss pass to Tripath upon delivery of items to carrier at shipping point, which delivery shall constitute delivery to Tripath for all purposes. Unless otherwise specified by ST, the point of shipment shall be ST's plant. Unless specific instructions form Tripath specify which method of shipment is to be used, ST will exercise its own discretion. Shipping dates are based upon prompt receipt by ST from Tripath of all necessary information. If the sale contract involves, in whole or in part, an international delivery of products, the portion thereof involving an international delivery shall be EX-WORKS, according to INCOTERMS 1990.

                  (b) ST reserves the right to allocate production and deliveries among its various customers at ST's sole discretion under allocation circumstances.

                  (c) Tripath will be deemed to have waived any and all claims for shipments containing less than the number of items indicated on the shipping documents unless written notice of such claim is given to ST within ten (10) days after receipt of shipment.

                  (d) In the event of any good-faith dispute regarding non-payment by Tripath of monies due to ST hereunder, Tripath shall pay the disputed amount into escrow pending the resolution of such dispute.

                  (e) If delivery has to be made by installments, each such installment will be deemed sold under a separate and independent contract, and default in any shipment or delivery shall not invalidate this contract as it pertains to any other shipments or deliveries. However, the foregoing shall not limit or eliminate any right or remedy otherwise available to Tripath under the Agreement for any ST breach of the Agreement.

                  (f) In addition to the applicable prices, Tripath agrees to pay an amount equal to any and all applicable federal, state, and local sales taxes and duties, which amounts shall be an additional charge to Tripath hereunder. In no event shall Tripath be obligated to pay for any taxes on ST's income.

                  (g) Each shipment shall be considered a separate independent transaction, and payment therefor shall be made accordingly. If shipments are delayed by Tripath, ST may invoice on the date when ST would have made shipment but for the delay.

                  (h) In case of a partial return of products by Tripath, which return shall be made in accordance with ST's standard RMA procedures, owing to defects covered by warranty, the relevant invoice shall be paid within the term stated, for the amount corresponding to the products accepted. Tripath is in no event entitled to make reductions on the invoice unit prices or quantities without prior written approval of ST.

                  (i) Tripath will grant to ST a security interest in each item purchased by Tripath from ST to secure payment in full of all amounts due from Tripath to ST with respect to such item. Tripath will cooperate with ST, at ST's cost, to do all acts reasonably deemed necessary or advisable by ST to perfect said security interest.

         2.5      QUALIFICATION AND QUALITY CONTROL.

                  (a) QUALIFICATION. Tripath shall qualify each New Product to be manufactured hereunder, and after qualification of a New Product is successfully completed, Tripath shall notify ST if and when Volume Production shall commence (such process, the "QUALIFICATION"). The Parties shall qualify jointly each Process to be used hereunder.

                  (b) LIFE TEST AND RELIABILITY MONITORS. Tripath may, at its option, from time to time, use life tests and other agreed upon reliability monitors with respect to the Products manufactured by ST hereunder. If these tests indicate that ST's manufacturing facility is not being maintained within required manufacturing parameters, the Parties shall confer with respect thereto, and ST shall take all reasonable measures to correct any such problems.

                  (c) PROBLEM NOTIFICATION. ST shall promptly notify Tripath upon discovery of reliability problems in ST's Process manufacturing lines for the Products.

         2.6      TEST AND INSPECTION.

                  (a) BY ST. ST shall supply to Tripath, with each shipment of Products, PCM test results, actual Process data results, visual quality inspection results, and wafer sort results, if applicable.

                  (b)      BY TRIPATH.

                               (i) Products manufactured under the Processes set
forth in Schedule 1 and delivered by ST shall be subject to incoming inspection and testing in accordance with the initial acceptance criteria set forth in
Schedule 4 hereto. New Products manufactured under other processes (jointly defined by the Parties in accordance with 2.5(a) of this Exhibit) and delivered by ST shall be subject to incoming inspection and testing in accordance with updated acceptance criteria which the Parties shall negotiate in good faith promptly following the implementation of any such other Process. Products or lots meeting applicable initial acceptance criteria or updated acceptance criteria shall be deemed accepted by Tripath, and Tripath shall so notify ST.

                               (ii) Within 60 days after delivery to Tripath of
Products sold by ST, Tripath will inspect them and give written notice to ST of any Products rejected, describing the Product or Products rejected and specifying in detail the reason or reasons why the rejected Products do not conform to the sale contract. Upon receiving authorization and shipping instructions from authorized personnel of ST, Tripath may return rejected Products, transportation charges prepaid, for replacement. Tripath will be deemed to have irrevocably accepted any and all Products with respect to which Tripath has failed to give ST written notice of rejection by registered or certified mail or e-mail or fax within the 60-day period. Tripath's inspection and/or acceptance tests shall not exceed the inspection and/or test procedures customary in the industry for the Products delivered by ST and shall be at Tripath's expense. ST may charge to Tripath any costs resulting from the testing, handling, and disposition of any Products returned by Tripath which are not found by ST to be non-conforming.

         2.7      MASK TOOLING.

                  (a) DATA BASES. Tripath shall supply the data base for each Product to the mask vendor, who shall be, at Tripath's option, either ST or a third-party mask vendor selected by Tripath and reasonably acceptable to ST (the "MASK VENDOR"). If ST is not the Mask Vendor, and ST did not reasonably object to the Mask Vendor selected by Tripath, ST shall supply the frame data at Tripath's option either to Tripath or to the Mask Vendor.

                  (b) MASK TOOLING SET. The Mask Vendor shall merge both the Product data base and the frame data base and shall make the mask tooling sets for the Products ("MASK TOOLING SETS"). If ST is not the Mask Vendor, the Mask Vendor shall provide the mask tooling sets directly to ST.

                  (c) PROPRIETARY RIGHTS. ST acknowledges and agrees that Mask Tooling Sets made by the Mask Vendor are proprietary to Tripath, and shall be and remain the property of Tripath. The Mask Tooling Sets shall be treated as Tripath's Confidential Information in accordance and used only for the purpose of manufacturing Products for sale to Tripath in accordance with this Agreement. ST agrees not to use the Mask Tooling Sets for any other purpose without the prior written consent of Tripath, and the Mask Tooling Sets shall at all times contain Tripath's trademark, mask work, and copyright notices. If ST is the Mask Vendor, ST agrees to execute documents and cooperate, at Tripath's costs and as requested by Tripath to establish and perfect its mask work and other intellectual property ownership and rights in the Mask Tooling Sets. Upon Tripath's written request, ST shall return promptly Tripath Mask Tooling Sets to Tripath.

                                    Section 3
                                LIMITED WARRANTY

         3.1 LIMITED WARRANTY. (a) IT IS EXPRESSLY AGREED THAT NO IMPLIED WARRANTY OF MERCHANTABILITY, IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY OTHER IMPLIED WARRANTY IS MADE BY SELLER. SELLER REPRESENTS AND WARRANTS THAT ALL PRODUCTS PROVIDED HEREUNDER CONFORM TO CRITERIA SET FORTH IN
SCHEDULE 4 TO THIS EXHIBIT AND ARE FREE FROM DEFECTS IN MATERIALS AND WORKMANSHIP IN NORMAL USE AND SERVICE. THE LIABILITY OF ST UNDER THIS WARRANTY IS LIMITED SOLELY TO THE REPAIR, REPLACEMENT OR ISSUANCE OF CREDIT (AT THE SOLE OPTION OF SELLER) FOR SUCH PRODUCTS THAT ARE OR BECOME DEFECTIVE WITHIN 60 DAYS AFTER DELIVERY TO TRIPATH (THE "WARRANTY PERIOD"), PROVIDED THAT ST WILL NOT BE LIABLE UNDER THIS WARRANTY UNLESS (1) ST IS NOTIFIED IN WRITING OF SUCH DEFECTS BY TRIPATH PRIOR TO THE EXPIRATION OF THE WARRANTY PERIOD. (2) THE DEFECTIVE ITEMS ARE RETURNED TO ST, TRANSPORTATION CHARGES PREPAID BY TRIPATH AND (3) ST'S EXAMINATION OF SUCH ITEMS REASONABLY DISCLOSES THAT SUCH DEFECTS HAVE NOT BEEN CAUSED BY TRIPATH'S IMPROPER HANDLING, STORAGE, TESTING OR INSTALLATION, MISUSE, NEGLECT, REPAIR, ALTERATION OR ACCIDENT. ST WILL CHARGE TRIPATH WITH ALL EXPENSES INCURRED FOR THE REPAIR OF DEFECTS OR REPLACEMENT OF ITEMS NOT COVERED BY THE WARRANTY. THE REPAIR OR REPLACEMENT BY ST OF ANY ITEM SHALL NOT BE DEEMED TO EXTEND THE

WARRANTY PERIOD OF ANY ITEM WHICH HAS BEEN REPAIRED OR REPLACED OR TO CREATE ANY NEW WARRANTY PERIOD.

         (b) DEVELOPMENTAL ITEMS: DEVELOPMENTAL, EXPERIMENTAL, OR PROTOTYPE ITEMS DELIVERED HEREUNDER SHALL BE SUBJECT TO ALL OF THE PROVISIONS OF THE FOREGOING WARRANTY, EXCEPT THAT SUCH ITEMS ARE WARRANTED TO BE FREE FROM DEFECTS IN MATERIALS AND WORKMANSHIP AND TO MEET THE APPLICABLE PRELIMINARY SPECIFICATIONS ONLY AT THE TIME OF RECEIPT BY BUYER AND FOR NO LONGER PERIOD OF TIME.

         (c) NONSTANDARD ITEMS: IF TRIPATH REQUESTS IN WRITING THAT TRIPATH WISHES TO RECEIVE PRODUCTS THAT ARE NOT "MATURITY LEVEL 30", ST SHALL SUPPLY SUCH PRODUCTS TO TRIPATH AND ST MAKES NO WARRANTY OR GUARANTEE OF ANY KIND WITH RESPECT TO SALES OR ORDERS FOR SUCH ITEMS. ITEMS SOLD UNDER SUCH SALES OR ORDERS ARE FURNISHED "AS IS."

         (d) TECHNICAL ADVICE: SELLER'S WARRANTIES AS HEREIN ABOVE SET FORTH SHALL NOT BE ENLARGED, DIMINISHED, OR OTHERWISE AFFECTED BY, NOR SHALL ANY OBLIGATION OR LIABILITY OF SELLER ARISE OUT OF SELLER'S RENDERING OF TECHNICAL ADVICE OR SERVICE IN CONNECTION WITH BUYER'S ORDER OR THE PRODUCTS FURNISHED HEREUNDER.

         3.2 (a) ST shall indemnify and hold the Tripath Indemnitees harmless and shall pay all costs, damages, and reasonable attorneys' fees and expenses resulting from any suit, claim, demand or action by a third party against Tripath Indemnitees based upon allegations that the manufacture, use, sale, or importation of any Product furnished to Tripath hereunder, by itself and not in combination with other items, and to the extent such Product is not modified by Tripath, constitutes infringement of any duly issued United States or foreign patent, provided that ST is notified promptly of such claim in writing and given complete authority, information and assistance (at ST's expense) for the defense of same.

(b) Tripath and ST agree that if a Product or the operation thereof becomes, or in ST's opinion is likely to become, the subject of a suit or proceeding as described in Section 3.2(a) of this Exhibit, Tripath will permit ST, and ST shall, at its sole discretion and at its own expense either (1) procure for Tripath the right to continue to use such Product, (2) replace such Product with a noninfringing Product, provided that the replacement Product functions the same as the replaced Product, (3) modify such Product so it becomes noninfringing, provided that the modified Product functions the same as the unmodified Product or (4) redeem such Product and refund the purchase price and the transportation costs thereof.

                                   SCHEDULE 1


                   PROCESSES FOR MANUFACTURE OF PRODUCTS BY ST


                        1. BCD III (1.2 MICRON, 3 METAL)


                         2. BCD V (0.6 MICRON, 3 METAL)


                           3. BCD 100V/120V (2 METAL)


                              4. BCD 170V (2 METAL)


                             5. HCMOS 5 (0.5 MICRON)


                            6. HCMOS 6 (0.35 MICRON)


                       LOCATION OF MANUFACTURE OF PRODUCTS


                  ST's plants at AGRATE and CASTELLETTO, ITALY



                                 WAFERS PER LOT


           Prototype Production: number of die contained in 12 wafers


             Volume Production: number of die contained in 50 wafers

                                   SCHEDULE 2

         INTENTIONALLY LEFT BLANK

                                   SCHEDULE 3

         INTENTIONALLY LEFT BLANK

                                   SCHEDULE 4

                               ACCEPTANCE CRITERIA

         I. Electrical parameter specifications (PCM/T84):

         ST shall provide to Tripath for each lot of unsorted wafers the sufficient T84 data. For the first 25 wafers of the pre-production phase of Tripath Products, ST shall provide the sufficient T84 data.


         II. Visual wafer quality specification:



         As per (i) ST Document #004398 RevK "Visual Inspection Criteria I.C. wafers, sawed wafer, dice", and (ii) ST Document #0043895 (Q & R -WFA) "I. C. wafer acceptance"

                                   SCHEDULE 5

                 PRODUCT WAFER SORT YIELD & RELIABILITY CRITERIA

I.       ELECTRICAL WAFER SORT (EWS) YIELD CRITERIA:

1. All wafers are to be 100% EWS probed and inked, using wafer sort test program approved by Tripath.

2.   Low yield wafers with EWS yield < 40% are to be scrapped.

3. ST guarantees EWS yield corresponding to defect density (D(o)) of < 0.01/ cmTO THE POWER OF 2/mask level. The standard formula, as per ST's Manufacturing Standards - section D4.8 (see sec. 4), for defect density will be used to calculate EWS yield standard (STD) for each product. Die based price corresponding to standard wafer price and EWS yield standard
     (STD) will be used towards payment of all wafer shipments. In case of any low yielding lot with EWS average yield below STD, the differential die quantity (STD- Actual yield) will be recovered by starting more wafers in production line to ensure PO quantity requirements are duly met.

4. Defect Density formula to be used to calculate the standard (STD) EWS yield is:



          EWS Die Yield = 1/2[exp -(n D(o) S)TO THE POWER OF 0.5 + {(1-exp -(n D(o) S))/n D(o) S}TO THE POWER OF 2]



              Where, S= Die Surface area in cmTO THE POWER OF 2

              n = Total number of  lithography levels {= masks or reticles}

         - including all levels, except levels included for equipment reasons (e.g.; 0 level for ASM)

         -    excluding any weighing of process difficulty

   D(0) = Defect density per unit area (cmTO THE POWER OF 2) per masking level

         5. Gross die per wafer (150 mm) will be computed based on the following formula:



         Gross die per wafer =
                 {pi (7.5 - STO THE POWER OF 0.5)TO THE POWER OF 2}* 0.9 / S

     6 The target defect density (D(o)) number for each product in production is to be reviewed each quarter and jointly agreed upon, based on average EWS yield of all production lots during last 3 months' period, excluding low yield wafers with systematic defect problems. New

         EWS yield standard (STD) will, then, be adjusted according to new
         D(0) target, and will be used as target STD for the following quarter.

     7 For currently existing products at ST fab, the following Table summarizes the targets for die price and yield. Similar targets for future products will be established jointly, following general guidelines of this Schedule.


                          BCD5      BCD170    BCD100   BCD3
                          PLUTO     CYCLONE   FETs     THUNDER-1
         DIE SIZE (CM2)    0.0761     0.368    0.252    0.183
         GROSS DIE           1934       365      548      771
         NET DIE             1797       307      487      688
         WAFER PRICE ($)     1155       825      775      825
         DIE PRICE ($)       0.64      2.69     1.59      1.2


II.      RELIABILITY SPECS:

         ST represents and warrants that all Processes meet ST's internal Reliability spec DPG-COREL 96.